                                                                   EXHIBIT 10(i)








                                  LEASE BETWEEN

                             ACP EAST LLC - LANDLORD

                                       AND

                              AMSCAN INC. - TENANT

                               80 GRASSLANDS ROAD
                              GREENBURGH, NEW YORK



                                  DECEMBER 1995

                                TABLE OF CONTENTS

PARAGRAPH NO.                                                                                         PAGE NO.
-------------                                                                                         --------

1.    Premises.........................................................................................    1

2.    Term.............................................................................................    1

3.    Use of Premises..................................................................................    1

4.    Rental...........................................................................................    2

5.    Electricity......................................................................................    3

6.    Taxes............................................................................................    3

7.    Operating Expense................................................................................    5

8.    Tenant's Improvement and Alterations.............................................................   10

9.    Compliance with Insurance Requirements...........................................................   12

10.   Compliance with Law..............................................................................   12

11.   Services.........................................................................................   12

12.   Liability Insurance..............................................................................   14

13.   Liability of Landlord............................................................................   14

14.   Repairs..........................................................................................   15

15.   Destruction, Fire or Other Causes................................................................   15

16.   Eminent Domain...................................................................................   16

17.   Assignment, Sublet................................................................................   17

18.   Default..........................................................................................   18

19.   Remedies of Landlord.............................................................................   20

20.      Rules and Regulations............................................................................   21

21.      No Representations by Landlord...................................................................   21

22.      Quiet Enjoyment..................................................................................   21

23.      Right to Exhibit Premises........................................................................   22

24.      Subordination....................................................................................   22

25.      Surrender of Premises............................................................................   23

26.      Brokerage........................................................................................   23

27.      Force Majeure....................................................................................   23

28.      Lease Status.....................................................................................   23

29.      Holdover.........................................................................................   24

30.      Notices..........................................................................................   24

31.      Attornment.......................................................................................   24

32.      Entire Agreement, etc............................................................................   25

33.      Assigns..........................................................................................   25

34.      Definitions......................................................................................   25

35.      Waiver of Trial by Jury..........................................................................   25

36.      Late Payments....................................................................................   25

37.      Effects of Waivers of Default....................................................................   26

38.      Landlord's Right to Cure Defaults................................................................   26

39.      Legal Proceedings................................................................................   26

40.      Option to Extend.................................................................................   26

EXHIBITS:

A        Demised Premises
B        Description
C        Landlord Improvements

                                  OFFICE LEASE

This Lease, dated as of the first day of December, 1995, by and between ACP East LLC, having a place of business, PO Box 587, Harrison, New York 10528 (hereinafter called "Landlord"), and Amscan Inc, having a business address at 2 Macy Road, PO Box 587, Harrison, New York 10528 (hereinafter called "Tenant").

                              W I T N E S S E T H:

         PARAGRAPH I - PREMISES.

         The Landlord does hereby lease and demise to Tenant and Tenant hereby hires and takes from Landlord, for the term and upon the terms, conditions and rentals hereinafter specified, the entire third floor and the "South wing" of the 2nd floor as outlined on a certain plan attached hereto and made a part hereof as Exhibit A, said space being 46,714 rentable square feet as measured and determined by Landlord. Said Exhibit A sets forth the premises herein demised (hereinafter called the "DEMISED PREMISES OR PREMISES") in the building ("Building") commonly known as 80 Grasslands Road, Greenburgh, New York, situated on a portion of the land described in Exhibit B attached hereto and made a part hereof (hereinafter called the "Land"). The Land (including all parking areas) and Building are hereinafter collectively referred to as "Landlord's Building or Building".

         Tenant agrees to accept the Demised Premises in an "as is" condition with the exception that Landlord agrees to deliver the Demised Premises consistent with the provisions contained within Exhibit C annexed hereto and made a part hereof.

         PARAGRAPH 2 - TERM.

         Tenant shall have and hold the Demised Premises for a term commencing on October 1, 1995 ("Commencement Date"), and expiring on February 28, 2011, which is fifteen (15) years after the date on which Tenant commences the payment of rent. (the period between the Commencement Date and the Expiration Date hereinafter defined as the "Term"). Except as provided in Paragraph 4, and notwithstanding anything else in this Lease to the contrary, Tenant will begin payment of rent March 1, 1996.

         PARAGRAPH 3 - USE OF PREMISES.

         Tenant shall only use the Demised Premises for general office use and uses ancillary thereto. No signs of any kind shall be installed or maintained on the exterior of the Building in which the Demised Premises is located, including the windows thereof, unless Landlord, in the exercise of its absolute discretion, shall give Tenant prior written consent to such installation or maintenance and determines that same are consistent with the building standards. Landlord represents that the floor space at the Demised Premises will carry 50 pounds per square foot of floor space live load uniformly


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
distributed. Tenant shall not place a load upon any floor of the Building which exceeds 50 pounds floor load per square foot which such floor was designed to carry. If Tenant shall desire a floor load in excess of 50 pounds floor load per square foot for which the floor or any portion of the Building is designed, upon submission to Landlord of plans showing the location of and the desired floor live load for the area in question, Landlord shall strengthen and reinforce the same, at Tenant's sole expense, so as to carry the live load desired. Business machines and mechanical equipment used by Tenant which cause vibration or noise that may be transmitted to the Building to any leased space to such a degree as to be reasonably objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at its expense, in settings of cork, rubber or spring-type or other vibration eliminators sufficient to reduce such vibration or noise to a reasonable degree. Tenant shall be entitled to a listing in the Building directory located in the lobby thereof and one listing on the second floor.

         Landlord represents and warrants that the use and occupancy of the Demised Premises for the transaction of Tenant's business does not violate any existing laws, orders, rules or regulations of any state, federal, municipal or local government, department or agency. Landlord further represents and warrants that a permanent Certificate of Occupancy for the Building and the Demised Premises is, or prior to the Occupancy Date will be, in force and will not be violated by Tenant's proposed use and occupancy of the Demised Premises, and that all other licenses or permits required for the Tenant's use and occupancy of the Demised Premises (other than any license or permit required for the conduct of Tenant's business) is, or prior to the Commencement Date will be, in force.

         PARAGRAPH 4 - RENTAL.

         Tenant agrees to pay to Landlord as rent for the Demised Premises during the Term hereof, excluding any portion of the term occurring prior to the rent commencement date, as hereinafter defined, a minimum annual rent ("Minimum Rent") of Eight Hundred Seventeen Thousand, Four Hundred Ninety Five ($817,495.00) Dollars, payable in monthly installments of Sixty Eight Thousand One Hundred Twenty Four and 58/100 Dollars ($68,124.58). Said Minimum Rent shall be payable in successive periods commencing March 1, 1995.

         Except as otherwise provided herein to the contrary, installments of Minimum Rent shall he paid in advance commencing on the Rent Commencement Date and on the first day of each successive calendar month during the term of this Lease at the office of Landlord, or such other place as Landlord may designate in writing from time to time, with payment in advance of appropriate fractions of a monthly payment for any portion of a month at the expiration or prior termination of the term hereof. Tenant shall pay, however, Minimum Rent for the first full month of the term of this Lease upon the execution of this Lease. In addition to Minimum Rent, Tenant agrees to pay Landlord such additional rent ("ADDITIONAL RENT"), if any, as provided elsewhere in this Lease, including, but not limited to, the items of Additional Rent set forth in Paragraphs 5, 6 and 7.

        Each installment of Minimum or Additional Rent is due at the office of the Landlord on the first day of the month. If a payment is not received within ten (10) days of its due date, Tenant shall pay, in addition to the payment due, an amount equal to Five (5%) Percent of the amount due. Such charge shall


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
not authorize payment of any installment of Rent or Additional Rent after its due date and same shall be payment in addition to any such other rights and remedies of the Landlord provided for herein or by law for nonpayment of rent.

         During the initial term, the minimum rent shall be increased on each five year anniversary (March 1, 2001 and March 1, 2006) by 15% for the five year period beginning March 1, 2001. The minimum rent shall be Nine Hundred Forty Thousand, One Hundred Nineteen Dollars and 12/100 ($940,119.12) payable in monthly installments of Seventy Eight Thousand, Three Hundred Forty Three Dollars and 26/100 ($78,343.26). For the five year period beginning March 1, 2006, the minimum rent shall be One Million, Eighty One Thousand, One Hundred Thirty Six Dollars and 88/100 ($1,081,136.88), payable in monthly installments of Ninety Thousand Ninety Four Dollars and 74/100 ($90,094.74).

         PARAGRAPH 5 - ELECTRICITY

         Landlord shall have installed a separate electric meter or meters for Tenant's Premises. Tenant shall arrange to obtain electricity from the public utility company furnishing electric service to the Building. Such electricity may be furnished to Tenant by means of the then existing Building system feeders, risers and wiring to the Demised Premises to the extent that the same are, in Landlord's sole judgment, available, suitable and safe for such purposes. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity directly from such public utility company shall be installed by Landlord, at the sole cost and expense of Landlord.

         Tenant agrees to pay any bills for said electric usage and other services by the electric utility company upon the terms of those bills when rendered and agrees to hold Landlord harmless for Tenant's liabilities arising out of said usage or service.

         PARAGRAPH 6 - TAXES.

                  A.  For the purposes of this Article 6:

                  (1) "Taxes" shall mean (i) all real estate taxes and assessments (special or otherwise) whether federal, state, local or municipal, and any other governmental imposition or charge of a similar or dissimilar nature, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of Landlord's Building, whether or not the same constitute one or more tax lots, and (ii) any normal and reasonable expenses incurred by Landlord in contesting any of the foregoing or the assessed valuation of all or any part of Landlord's Building. If, however, by law, any assessment may be divided and paid in annual installments, then, provided the same is not prohibited under the terms of any superior lease or superior mortgage, for the purposes of this Paragraph 6, (a) such assessment shall be deemed to have been so divided and to be payable in the maximum number of annual installments permitted by law, and (b) there shall be deemed included in


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
Taxes for each Tax Year the annual installment of such assessment becoming payable during such Tax Year, together with interest payable during such Tax Year on such annual installment and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time during the term of this Lease the methods of taxation prevailing at the Commencement Date shall be altered so that in lieu of or as an addition to or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied on real estate and the improvements thereon, there shall be levied, assessed or imposed (i) a tax, assessment, levy, imposition or charge wholly or partially as capital levy or otherwise on the rents received therefrom, or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Demised Premises and imposed upon Landlord, or (iii) a license fee measured by the rents payable by Tenant to Landlord, or (v) any other tax, assessment, levy, imposition, charge or licensing fee, however described or imposed, then all such taxes, assessments, levies, impositions, charges, or fees, or the part thereof so measured or based, shall be deemed to be included within the term "Taxes" for the purposes hereof. Taxes shall not include any interest, penalties or late charges.

                  (2) "Base Tax Amount" shall mean Taxes for the fiscal period from July 1, 1995, through June 30, 1996, as same may be reduced pursuant to any application or proceeding brought by or on behalf of Landlord for reduction in the assessed valuation of the Building.

                  (3) "Tax Year" shall mean the twelve (12) month period commencing July 1st of each year.

                  (4) "Tenant's Proportionate Tax Share" shall mean 52%.

         B. (1) Commencing March 1, 1997, Tenant shall pay as Additional Rent for each Tax Year, all or any portion of which shall be within the term of the Lease, a sum ("Tax Payment") equal to the product obtained by multiplying (i) Tenant's Proportionate Tax Share by (ii) the amount by which Taxes for such Tax Year exceed the Base Tax Amount.

                  (2) Before or after the start of each Tax Year during the Term, Landlord shall furnish to Tenant a written statement ("Tax statement") setting forth (i) the Taxes, for such Tax Year, and (ii) a computation showing the Tax Payment due by Tenant on account of such Tax Year. Commencing with the delivery of a Tax Statement for the applicable Tax Year and on the first day of each succeeding month, until the delivery of a new or revised Tax Statement, Tenant shall pay to Landlord, as Additional Rent, together with Tenant's payment of Minimum Rent, an amount equal to one-twelfth (1/12th) of Tenant's Tax Payment as shown on the Tax Statement and the unpaid tax payment for the Tax Year as specified in the next sentence. Promptly after a Tax Statement is furnished to Tenant, or together therewith, Landlord shall notify Tenant if the installments of Tenant's Tax Payments previously paid, if any, on account of the Tax Year which is the subject of the Tax Statement, were greater or less than the installments of Tenant's Tax Payment which Tenant was required to pay on account of such Tax Year, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall credit the amount thereof against any subsequent payment(s) payable by Tenant under this subsection (2), (or if after the expiration or termination of this Lease, refund the amount thereof to Tenant) and (iii) on the first day of the month following the month in which the Tax Statement is furnished to Tenant and monthly thereafter, until Tenant's receipt of a subsequent Tax Statement from Landlord, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of Tenant's Tax Payment as shown on such Tax Statement.

         If there shall be any change in Taxes for any Tax Year, Landlord may furnish a revised Tax Statement for such Tax Year, and Tenant's Tax Payment for such Tax Year shall be adjusted in the same manner as provided in the preceding sentence.

                  (3) Tenant shall also pay to Landlord upon demand, as Additional Rent, the full amount of any occupancy tax or rent tax now in effect or hereafter enacted, if payable by Landlord in the first instance or hereafter required to be paid by Landlord.

         C. Each Tax Statement furnished by Landlord shall be accompanied by a copy of the tax bill upon which same is based, and shall be conclusive and binding upon Tenant unless (i) within thirty (30) days after receipt of such Tax Statement, Tenant shall pay the amount shown on such Tax Statement and (ii) within thirty (30) days after the receipt of such Tax Statement, Tenant shall notify Landlord that it disputes the correctness of the Tax Statement, specifying the particular respects in which the Tax Statement is claimed to be incorrect. If the dispute shall be determined in Tenant's favor, the amount of Tenant's overpayment of Additional Rent resulting from compliance with the Tax Statement shall be credited by Landlord against the next succeeding installments of Additional Rent payable by Tenant pursuant to this Paragraph 6 (or, if after the expiration or termination of this Lease, shall be refunded to Tenant).

         D. If the Commencement Date of the term of this Lease is not the first day of a Tax Year, or if the date of any expiration or termination of this Lease (except for a termination due to Tenant's default), whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of a Tax Year, the Tax Payments shall be pro-rated upon the number of days of the term within the applicable Tax Year.

         E. If as a result of any application or proceeding brought by or on behalf of Landlord for reduction in the assessed valuation of the Building affecting any Tax Year there shall be a decrease in Taxes for the Tax Year, Landlord's statement next following such decrease shall include an adjustment for such Tax Year reflecting Tenant's proportionate share of such decrease in Taxes incurred by Landlord in connection with the application or proceeding to reduce the taxes.

         PARAGRAPH 7 - OPERATING EXPENSE ("OE").

         A.       For the purposes of this Article 7:

         The term "Operating Expenses" ("OE") shall mean all costs and expenses (and taxes thereon, if any) paid or incurred by Landlord or on behalf of Landlord for 80 Grasslands Road, Greenburgh, New

York 10523 (the "Building") with respect to the operation, repair, safety, cleaning, management, security and maintenance of the Building, the land on which the Building is located, building equipment, sidewalks, plazas, curbs and other areas adjacent to the Building and with respect to the services provided tenants, including without limitation; (i) salaries, wages and bonuses paid to, and the cost of any hospitalization, medical, surgical, union and general welfare benefits (including group life insurance), any pension, retirement or life insurance plan and other benefit or similar expense relating to employees of Landlord engaged in the operation, repair, safety, management, security or maintenance of the Real Property and the building equipment or in providing services to tenants (ii) social security, unemployment and other payroll taxes, the cost of providing disability and workmen's compensation coverage imposed by any legal requirements, union contract or otherwise with respect to said employees; (iii) the cost of electricity, gas, oil, steam, water, air conditioning and other fuel and utilities; (iv) the cost of casualty, rent, liability, fidelity, plate glass and any other insurance; (v) the cost of painting public areas of the Building and of all building supplies, tools, materials and equipment; (vi) the cost or rental of all building supplies, tools, materials and equipment; (vii) the cost of uniforms, work clothes and dry cleaning; (viii) guard, watchman or other security personnel, service or system, if any; (ix) reasonable management fees, or if no managing agent is employed by Landlord, a sum in lieu thereof; (x) reasonable charges of independent contractors performing work included within this definition of Operating Expenses; (xi) telephone and stationery; (xii) reasonable legal, accounting and other professional fees and disbursements incurred in connection with the operation and management of the Building, including real estate tax counsel;
(xiii) reasonable association fees and dues; (xiv) decorations; (xv) depreciation of hand tools and other movable equipment used in the operation, repair, safety, management, security or maintenance of the Buildings; and (xvi) landscaping; provided, however, that the foregoing costs and expenses shall exclude or have deducted from them, as the case may be:

         (a) expenditures for capital improvements, additions or alterations other than those which under generally applied real estate practice are expenses or regarded as deferred expenses and other than capital expenditures made by reason of legal requirements or insurance requirements, (provided that if Landlord is a self-insurer with respect to the area of capital improvement at issue, then the insurance requirements shall be those that commonly and usually are applied by other insurance companies with respect to buildings of like kind), in any of which cases the cost thereof shall be included in Operating Expenses for the calendar year in which the costs are incurred and subsequent calendar years (provided Landlord shall have included similar costs incurred during or prior to Landlord's Base Operating Year in calculating the Operating Expense for Landlord's Base Operating Year), on a straight-line basis, amortized over an appropriate period, with an interest factor equal to the Prime Interest Rate, at the time of Landlord's having made said expenditure, to the extent that the said capital cost, on an amortized basis, plus said interest exceeds the depreciation and interest available to Landlord for the said capital improvement on Landlord's tax returns.

         (b) amounts received by Landlord through proceeds of insurance;

         (c) cost of repairs or replacements incurred by reason of fire or other casualty or condemnation to the extent Landlord is compensated therefor;


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
         (d) advertising and promotional expenditures and tenant inducement costs;

         (e) costs incurred in performing work or furnishing services for any tenant (including Tenant), whether at such Tenant's or Landlord's expense, to the extent that such work or service is in excess of any work or service that Landlord is obligated to furnish at Landlord's expense;

         (f) depreciation, except as provided above;

         (g) brokerage commissions;

         (h) Taxes;

         (i) the cost of electricity (for other than general building purposes) furnished to the Demised Premises or any other space leased to tenants, as reasonably estimated by Landlord.

         (j) refinancing costs, and mortgage interest and amortization payments.

         (k) costs incurred in performing work or furnishing services for any tenant to the extent that Landlord has received compensation therefor from the benefiting tenant.

         (l) any and all costs arising from the presence of hazardous substances or waste in or about the Building or Land, including, without limitation, asbestos-containing material, hydrochlorofluororcarbons and chlorofluorocarbons, and hazardous substances or waste in the ground water or soil, so long as not placed in the Demised Premises or on the Land by Tenant.

         (m) costs (including, without limitation, attorneys fees and costs of settlement, judgements and payments in lieu thereof) arising from actual or potential claims, disputes or litigation (including with tenants) relating to Landlord and/or the Building and not in connection with the operation and management of the Building.

         (n) any costs for goods and/or services representing an amount paid to any person, firm, corporation or other entity related to Landlord which is in excess of the fair market value of such goods and/or services.

         (o) bad debt expenses.

         (p) fines, penalties, late payment charges, interest and any other costs due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Building.

         (q) costs necessitated by or resulting from the gross negligence or willful misconduct of Landlord, its vendors, agents, employees and/or independent contractors.

         (r) Landlord's general corporate overhead and general administrative expenses.

         (s) any ground lease rental.

         OE shall be "net" only, and for that purpose shall be reduced by the amounts of any cash reimbursements, refunds or credits received by Landlord (net of the reasonable OE of obtaining the same, if any) with respect to any item of cost that is included in OE, other than reimbursements by other tenants similar to those required of Tenant. No item of expense shall be included in or deducted from OE more than once under any circumstances. Landlord shall prorate all bills for services rendered to the Building and to any other property owned by Landlord.

         If Landlord shall purchase any item of capital equipment or make any capital expenditure, improvements, additions or alterations which have the effect of reducing the expenses which would otherwise be included in operating Expenses, then the costs of such capital equipment or capital expenditure are to be included in Operating Expenses for the calendar year in which the costs are incurred and subsequent calendar years, on a straight-line basis, to the extent that such items are amortized over such period of time as Landlord reasonably estimates such savings or reductions in operating Expenses are expected to equal Landlord's costs for such capital equipment or capital expenditure, with an interest factor equal to the Prime Interest Rate at the time of Landlord's having made said expenditure, to the extent that the said capital cost, on an amortized basis, plus said interest, exceeds the depreciation and interest available to Landlord for said capital equipment or expenditure on Landlord's tax returns. If Landlord shall lease any items of capital equipment designed to result in savings or reductions in expenses which would otherwise be included in operating Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Expenses for the calendar year in which they were incurred.

         If during the period for which OE or Base OE Charges are being computed, Landlord is not for all or any part of such period furnishing any particular work or service (the cost of which if performed by Landlord would be included in OE or Base OE Charge) with respect to a portion of the Building occupied, or intended for occupancy by a tenant because (i) such portion is not occupied by a tenant or (ii) Landlord is not obligated to perform such work or service in such portion, then the amount of OE or Base OE Charge, as the case may be, for such period shall be deemed, for the purposes of this Paragraph 7, to be increased by an amount equal to the additional OE or Base OE Charge, as the case may be, which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense furnished such work or service to the greater of (a) 95% of the number of square feet of rentable area in the Building or (b) the number of square feet of rentable area occupied by tenants in the Building during such period provided, that in no event shall Landlord collect for any OE Year, in total, from Tenant and other tenants of the Building, an amount greater than 100% of the actual OE for such OE Year.

         (2) "Base OE Charge" shall mean OE charges for the fiscal period from March 1, 1996 through March 1, 1997.

         (3) "OE Year" shall mean the twelve (12) month period commencing March 1st of each year, except that with respect to 1995, October 1, 1995 - February 28, 1996 shall represent the OE Year.

         (4) "Tenant's Proportionate OE Share" shall mean 52%.

         B. (1) Commencing March l, 1997 Tenant shall pay as Additional Rent for each OE Year, all or any portion of which shall be within the term of this Lease, a sum ("OE Payment") equal to the product obtained by multiplying
(i) Tenant's Proportionate OE Share by (ii) the amount by which OE for such OE Year exceeds the Base OE Charge.

                  (2) Before or after the start of each OE Year during the Term, Landlord shall furnish to Tenant a written statement ("OE STATEMENT") setting forth (i) the OE for such OE Year, and (ii) a computation showing the OE Payment due by Tenant on account of such OE Year. Commencing with the delivery of an OE Statement for the applicable OE Year and on the first day of each succeeding month, until the delivery of a new or revised OE Statement, Tenant shall pay to Landlord, as Additional Rent, together with Tenant's payment of Minimum Rent, an amount equal to one-twelfth (1/12th) of Tenant's OE Payment as shown on the OE Statement. Promptly after an OE Statement is furnished to Tenant, or together therewith, Landlord shall notify Tenant if the installments of Tenant's OE Payments previously paid on account of the OE Year which is the subject of the OE Statement, were greater or less than the installments of Tenant's OE Payment which Tenant was required to pay on account of such OE Year, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall credit the amount thereof against any subsequent payment(s) payable by Tenant under this subsection (2) (or, if after the expiration or termination of this Lease, refund the amount thereof to Tenant), and (iii) on the first day of the month following the month in which the OE Statement is furnished to Tenant and monthly thereafter, until Tenant's receipt of a subsequent OE Statement from Landlord, Tenant shall pay to Landlord an amount equal to one twelfth (1/12th) of Tenant's OE Payment as shown on such OE Statement.

         If there shall be any change in OE for any OE Year, Landlord may furnish a revised OE Statement for such OE Year, and Tenant's OE Payment for such OE Year shall be adjusted in the same manner as provided in the preceding sentence.

         C. Each OE Statement furnished by Landlord shall be accompanied by a copy of the OE bills upon which same is based, and shall be conclusive and binding upon Tenant unless (i) within thirty (30) days after receipt of such OE Statement, Tenant shall pay the amount shown on such OE Statement and (ii) within sixty (60) days after the receipt of such OE Statement, Tenant shall notify Landlord that it disputes the correctness of the OE Statement, specifying the particular respects in which the OE Statement is claimed to be incorrect. If the dispute shall be determined in Tenant's favor, the amount of Tenant's overpayment of Additional Rent resulting from compliance with the OE Statement shall be credited by Landlord against the next succeeding installments of Additional Rent payable by Tenant pursuant to this Paragraph 7 (or, if after the expiration or termination of this Lease, shall be refunded to Tenant).

         D. If the date of any expiration or termination of this Lease (except for a termination due to Tenant's default), whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of an OE Year, the OE Payments shall be pro-rated upon the number of days of the term within the applicable OE Year.

         PARAGRAPH 8 - TENANT'S IMPROVEMENT AND ALTERATIONS.

         A. Tenant shall not make any Tenant's Improvements (as hereinafter defined) to the Demised Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed (except as may otherwise be provided below). As used herein, "TENANT'S IMPROVEMENTS" shall include all work required to be done in preparing the Demised Premises so that it may be operated for business with the public (other than Landlord's work as specified in Exhibit C), as well as all alterations, decorations, installations, additions or improvements to the Demised Premises occurring after the Commencement Date of this Lease. All such Tenant's Improvements shall be done pursuant to plans and specifications approved by Landlord (which approval shall not be unreasonably withheld or delayed), shall be completed at Tenant's full cost and expense, shall comply with all applicable governmental rules and regulations, shall be done only by contractors, sub-contractors and mechanics approved by Landlord, which approval shall not be unreasonably withheld or delayed; shall be done in a first class manner to Landlord's reasonable satisfaction and shall be done in a manner which will assure labor harmony at the site. As a condition precedent to Landlord's consent to the making by Tenant of such Tenant's Improvements to the Demised Premises, Tenant agrees to obtain and deliver to Landlord written and unconditional waivers of mechanics' liens upon the real property in which the Demised Premises are located, for all work, labor and services to be performed and materials to be furnished in connection with such work, signed by all contractors, materialmen and laborers to become involved in such work. Notwithstanding the foregoing, if any mechanics' lien is filed against the Demised Premises or Landlord's Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, it shall be discharged by Tenant within thirty (30) days thereafter, at Tenant's expense, by filing the bond required by law, or payment or otherwise. If Tenant shall fail to so discharge any such lien within such thirty (30) day period, Tenant shall be in default hereunder and Landlord shall have the right, but not the obligation, to discharge such lien, by payment, bond or otherwise, and the actual cost thereof shall be charged to Tenant, and such sum due Landlord shall be deemed Additional Rent automatically upon the payment or the posting of a bond or otherwise by Landlord and shall be paid by Tenant promptly upon being billed therefor. Landlord shall not be liable for any failure of any building facilities or services caused by alterations, installations, and/or additions by Tenant, and Tenant shall promptly correct any such failure. In the event Tenant shall not promptly correct same after notice and the lapse of ten (10) days, Landlord may make such correction and charge Tenant for the reasonable cost thereof. Such sum due Landlord shall be deemed Additional Rent and shall be paid by Tenant promptly upon being billed therefor.

         B. Prior to commencing any work pursuant to the provisions of Paragraph 8, Tenant will furnished Landlord:

                  (1) copies of all governmental permits and authorizations which are required in connection with such work;

                  (2) final plans and specifications for all such work, which plans, and specifications shall be subject to Landlords written approval, and which approval shall not be unreasonably withheld or delayed;

                  (3) a certificate evidencing that Tenant (or Tenant's contractors) has (have) procured workmen's compensation insurance covering all persons employed in connection with the work who might assert claims for death or bodily injury against Landlord, Tenant or Landlord's Building; and

                  (4) such additional personal injury and property damage insurance as Landlord may reasonably require because of the nature of the work to be done by Tenant.

         C. In the event that Tenant engages in the preparation of food or baked goods or engages in the use or storing of inflammable or combustible material, Tenant shall install chemical extinguishing devices (such as ansul) which would be required and approved by the fire insurance rating organization and shall keep these devices under service as required by the fire insurance rating organization; and Tenant shall also install a gas cutoff, if gas is used in the Demised Premises. If Tenant fails to install said installations and subscribe to the servicing of such installations after notice and the lapse of ten (10) days, Landlord shall have the right to enter the Demised Premises to make necessary installations and charge the reasonable cost of such installations to Tenant as Additional Rent.

         D. All Tenant's Improvements upon the Demised Premises and any replacements therefor made by either party, including all paneling, decorations, partitions, railing, mezzanine floors, galleries and the like, affixed to the realty so that such items cannot be removed without injury to the Building shall, unless Landlord elects otherwise (which election shall be made by giving written notice to Tenant), at the time Landlord approves such Tenant Improvements become the property of Landlord and shall remain upon, and be surrendered with the Demised Premises as a part thereof at the termination of this Lease, without compensation to the Tenant. In the event such Tenant Improvements may be removed by Tenant, Tenant shall repair and restore, and save Landlord harmless from, all damages to the Demised Premises caused by such removal. Any such Tenant Improvements not so removed by Tenant shall be deemed abandoned by Tenant and shall become the property of Landlord and shall remain upon and be surrendered with the Demised Premises as a part thereof at the termination of this Lease, without compensation to Tenant.

         E. Where furnished by or at the expense of Tenant, all movable property, furniture, furnishings and trade fixtures including those affixed to the realty (including any vault) shall remain the property of Tenant and shall be removed by Tenant at its expense at or any time before the expiration of the term of this Lease and in case of damage by such removal, Tenant shall repair such damage.

         F. Tenant shall not make structural repairs or changes to the Demised Premises without first obtaining Landlord's prior written consent.

         PARAGRAPH 9 - COMPLIANCE WITH INSURANCE REQUIREMENTS.

         Tenant shall not do or permit to be done any act or thing upon the Demised Premises which will invalidate or be in conflict with fire, public liability or other insurance policies, the notice of which regulations or ordinance has been given to Tenant, covering Landlord's Building.

         Tenant at its sole expense shall comply with all rules, orders, regulations and requirements of the boards of fire underwriters or other similar body or authority having jurisdiction to the extent arising from Tenant's particular use of the Demised Premises, and shall not do or permit anything to be done, in or upon the Demised Premises, or bring or keep anything therein, which is prohibited by the fire department or any such boards of fire underwriters or other body or authority which would increase the rate of fire insurance applicable to Landlord's Building over that in effect on the Commencement Date of this Lease. If by reason of failure to comply with the provisions of this Paragraph 9 the fire insurance rate shall on the Commencement Date of this Lease or at any time thereafter be higher than it otherwise would be when occupied for the use permitted by this Lease, then Tenant, upon demand of Landlord, shall reimburse Landlord, as Additional Rent under this Lease, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant.

         PARAGRAPH 10 - COMPLIANCE WITH LAW.

         Tenant at its sole cost and expense shall provide safe and healthful working conditions for the employees of Tenant, and Tenant shall comply with all laws, orders and regulations of Federal, State, County and Municipal Authorities and with any direction of any duly authorized public officer or officers having jurisdiction pursuant to law which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Demised Premises arising from Tenant's particular use or occupancy thereof. Landlord shall comply with all other laws, orders and regulations, and shall rectify all conditions due to hazardous or toxic substances.

         PARAGRAPH 11 - SERVICES.

                  As long as this Lease is in effect:

         A. The Demised Premises will be serviced by at least one elevator at all times. The elevators shall be operated by automatic control or by manual control, at Landlord's option, or by a combination of both such methods.

         B. Landlord shall, through the air conditioning system of the Building, furnish to the Demised Premises on business days from 8:00 a.m. to 6:00 p.m. air cooling, ventilation and/or heating, in accordance with applicable law and normal standards for first class office buildings in Greenburgh, New York. Sundays and such other state or national holidays (herein called "Holidays") listed on the Rules and Regulations of the Building, as they may be reasonably revised by Landlord from time to time, shall not be deemed business days for the purposes of this sub-paragraph, but to the extent Tenant requires air cooling, ventilation and/or heating on those days, Landlord shall provide it as required, in accordance with subparagraph D, below.

         C. Landlord will maintain the air conditioning, heating, ventilating, electrical, plumbing, mechanical and other building systems in a manner befitting a first-class building and will use all reasonable care to keep the same in proper and efficient operating condition.

         D. Landlord will provide after-hour heating and air conditioning and the other services specified herein (including access) so long as Tenant makes requests therefor as provided herein. Tenant shall give not less than twelve
(12) hours advance notice to Landlord of Tenant's need for after-hours heating or air conditioning.

         E. In the event that Tenant requires water to be furnished in addition to the hot and cold water to be supplied by Landlord for ordinary lavatory, cleaning and drinking purposes, Landlord shall supply the same and Tenant shall pay the cost thereof as measured by a meter or meters installed at Tenant's expense.

         F. Landlord agrees to provide, except on Saturday, Sundays and Holidays, in the Demised Premises, all other services set forth in this Lease and to keep the areas owned by Landlord adjacent to the Building free from snow, ice and rubbish. Landlord also agrees to provide cleaning and janitorial services consistent with services offered in similar office buildings located in Greenburgh, New York.

         G. Landlord shall make available to Tenant, at no additional cost to Tenant, not less than 150 unassigned parking spaces in the Landlord's parking area, 13 of which shall be in the Building's garage. Landlord reserves the right to reasonably change from time to time the location of such parking areas and the rules and regulations applicable thereto.

         H. Landlord shall not be liable to anyone for the cessation of any electric service rendered to the Demised Premises or to Landlord's Building as agreed to by the terms of this Lease including any consequential damages to Tenant, due to any cause beyond Landlord's reasonable control.

         I. (a) Notwithstanding any provision of this Lease to the contrary, if Tenant shall not be provided any Essential Service (as defined in this Paragraph) for a period of five (5) consecutive business days and, as a result thereof, Tenant is unable to use all or substantially all of the Demised Premises for the conduct of business, then the rent shall abate as of the commencement of such five (5) day period through the day preceding the day on which the service is substantially restored. If Tenant shall not be provided any Essential Service for a period of forty-five (45) consecutive days and, as a result thereof, Tenant is unable to use all or substantially all of the Demised Premises for the conduct of business, then Tenant may, at Tenant's option, terminate the Lease, upon ten (10) days written notice to Landlord.

                  (b) "Essential Service" shall be deemed to mean and be limited to reasonable toilet facilities, heating and air conditioning (as the season may then require), electric power for the service of at least one passenger elevator, to the extent such services are required to be furnished by Landlord under this Lease.

         PARAGRAPH 12 - LIABILITY INSURANCE.

         Tenant shall, at Tenant's own cost and expense, secure and maintain General Liability Insurance written on a so-called "Comprehensive" General Liability Form (or on a combination of a basic policy and umbrella which provide the same coverage) with bodily injury limits of not less than $2,000,000 per/person, $4,000,000 per/occurrence, and for a property damage limit of not less than $1,000,000 per/occurrence with Landlord as a named insured and Tenant shall furnish to Landlord a certificate of the liability insurance carrier of Tenant evidencing coverage of Tenant contractual obligation to indemnify Landlord under Paragraph 13 of this Lease. Tenant shall deliver or cause to be delivered to Landlord a certificate or certificates of General Liability Insurance effected by Tenant under the terms hereof. Such certificates shall provide that in the event of termination or material change in coverage, Landlord shall be given thirty (30) days' advance notice in writing, sent by mail to the address of Landlord. All insurance shall be with companies licensed to do business in the State of New York and subject to the reasonable approval of Landlord.

         PARAGRAPH 13 - LIABILITY OF LANDLORD.

         Landlord and its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of Landlord's Building, nor for the loss or damage to any property of Tenant by theft or otherwise. Landlord and its agents shall not be liable for any injury or damage, consequential or otherwise, to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leak from any part of Landlord's building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature, unless caused by or due to the gross negligence or willful misconduct of Landlord, its agents, contractors, servants or employees.

         Tenant shall give immediate notice to Landlord in case of accidents in the Demised Premises or in Landlord's Building or of defects therein or in any fixtures or equipment. Tenant shall indemnify and save harmless Landlord from and against any and all liability and damages, and from and against any and all suits, claims, and demands of every kind and nature, including, but not limited to, reasonable counsel fees and expenses by or on behalf of any person, firm, association or corporation, arising out of or based upon an accident, injury or damage, however occurring, which shall or may happen during the period between the date upon which the Demised Premises are made available to Tenant for the making of Tenant's Improvements and the expiration of the term hereof, on or about the Demised Premises, and from and against any matter or thing growing out of the condition, maintenance, repair, alteration, use, occupation or operation of the Demised Premises by Tenant, unless caused by or due to the gross negligence or willful misconduct or breach of Lease by Landlord.

         Anything to the contrary herein notwithstanding, there shall be absolutely no personal liability on the part of the Landlord (or any partner, trustee, shareholder, officer or any individual or entity in any capacity associated with, employed by or under the supervision of Landlord) to the Tenant with respect to any of the terms, covenants and conditions of this Lease and Tenant shall look solely to the equity of the Landlord or any successor in interest to the Landlord in the fee or leasehold estate of the Landlord, as the case may be, for the satisfaction of each and every remedy of the Tenant in the event of any breach by the Landlord or by any successor in interest to the Landlord of any of the terms, covenants and conditions of this Lease to be performed by the Landlord. Such exculpation of personal liability is and shall be absolute and without any exception whatsoever.

         PARAGRAPH 14 - REPAIRS.

         A. Tenant shall take good care of the interior of the Demised Premises and the fixtures and appurtenances therein, including damage to plate or window glass and at its sole cost and expense make promptly, as and when needed, all nonstructural repairs and replacement thereof to preserve them in good condition and working order, except to the extent same is caused by the negligence and/or willful act of Landlord, its employees, servants, agents or contractors or by the failure of Landlord to comply with its responsibilities hereunder.

         B. Landlord shall make all structural repairs and replacements to the Demised Premises and Landlord's Building and all repairs and replacements, structural and otherwise, necessary to keep in good order and repair the common areas (including the public halls and stairways) and the exterior of Landlord's Building (including all parts of the heating, plumbing, electrical and air conditioning systems of the Building), except those installed by Tenant within the Demised Premises. Landlord reserves the right to enter the Demised Premises by itself or its authorized agents, servants or employees at reasonable times, upon reasonable notice, for the purpose of repairing, at Landlord's sole cost and expense, any utility equipment of any kind in or upon the Demised Premises which services other portions of the Landlord's Building; provided that such repairs shall be made in a manner which minimizes interference with Tenant and its use of the Demised Premises and as long as same does not result in any additional costs and expenses to the Landlord. Any repairs and replacements required to be made to the structural, exterior and public portions of the Building which may be necessitated as a result of the negligence of Tenant, its agents or employees shall be made by Landlord at the sole cost and expense of Tenant.

         C. All repairs, restorations or replacements by either party shall be of a first class quality and done in a good workmanlike manner.

         PARAGRAPH 15 - DESTRUCTION, FIRE OR OTHER CAUSES.

         A. If Landlord's Building is totally damaged or is rendered wholly untenantable by fire or other cause, and cannot reasonably be repaired by Landlord within one hundred eighty (180) days of work, during normal working hours, or if the Building shall be so damaged that Landlord cannot reasonably restore the same, but must demolish it or rebuild it, which Landlord may in its sole discretion determine, then Landlord or Tenant may, within sixty (60) days after such casualty, give to the other party notice in writing of its intention to terminate this Lease, and thereupon the term of this Lease shall expire by lapse of time upon the tenth (10th) day after such notice is given, and Tenant shall vacate the Demised Premises and surrender the same to Landlord. Upon termination of this Lease under this Paragraph 15, Tenant's liability for rent shall cease as of the day following the casualty or when Tenant ceases to do business in the Demised Premises, whichever date is later. If neither party terminates this Lease pursuant to this Paragraph, Landlord shall repair or rebuild the Demised Premises with reasonable diligence.

         B. If the Demised Premises or Landlord's Building shall be partially damaged by fire or other casualty, the damages to Landlord's Building and to the Demised Premises shall, to the extent that they were originally constructed and furnished by the Landlord, be promptly repaired by and at Landlord's expense and the damage to all of Tenant's fixtures and other improvements installed by Tenant shall be promptly repaired by and at the expense of Tenant and the rent until such repairs shall be made, shall be apportioned according to the part of the Demised Premises which is tenantable by Tenant until the Landlord has made the repairs required of Landlord, provided, however, that if such repairs cannot be made within 180 days, Tenant shall have the right to terminate this Lease in accordance with the procedures specified in Paragraph A above.

         C. Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility (to the releasor or anyone claiming through or under the releasor by way of subrogation or otherwise) for any loss or damage to property of the releasor or any claiming through or under the releasor, to the extent covered by fire or any of the extended coverage insurance, additional extended coverage insurance or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. The provisions of this subparagraph shall not apply if the application hereof is not permitted under the terms of the releasing party's casualty insurance policy.

         D. Tenant agrees that Landlord shall not be liable for any damage to personal property in the Demised Premises or to Tenant arising from any act or neglect of any other tenant or occupant in Landlord's Building, from rain or snow or from the bursting, overflowing or leakage of water, steam or gas pipes or defect in the lighting system or from any act of neglect of any other tenant or occupant in Landlord's Building.

         PARAGRAPH 16 - EMINENT DOMAIN.

         In the event the whole of the Demised Premises shall be acquired or condemned by eminent domain for any public or quasipublic use or purpose, then and in that event, the term of this Lease shall cease and terminate from the date of title vesting in such proceeding or the termination of the right to possession, whichever is earlier. In the event any substantial part thereof or of Landlord's Building or of the structure of which Landlord's's Building is a part is so acquired or condemned as to render the Demised Premises untenantable or to materially and adversely effect Tenant's use thereof, or in the event that a part of Landlord's Building, other than the Demised Promises, shall be so condemned or taken and if in the opinion of the Landlord, the Building should be restored in such way as to alter the Demised Premises materially, the Landlord or Tenant may terminate this Lease and the term and the estate hereby granted by notifying the other party in writing of such termination and this Lease and the term and estate, hereby granted shall expire on the date specified in the notice of termination not less than thirty (30) days after the giving of such notice, as fully and completely as if such date were the date hereinbefore set forth for the expiration of the term of this Lease, and the rent hereunder shall be apportioned as of said date. Tenant shall have no claim against Landlord for the value of the unexpired term of said Landlord, nor a claim to any part of an award in such proceeding and rent shall be adjusted and paid to the date of such termination. Nothing herein contained shall be deemed to affect or be in derogation of any right or rights of Tenant against the condemning authority to claim and recover damages, if any, to or for the taking of its movable fixtures and equipment and improvements which are not affixed to Landlord's Building or expenses or removal or relocation provided that any such damages awarded to Tenant shall not reduce the award payable to Landlord.

         PARAGRAPH 17 - ASSIGNMENT - SUBLET.

         Tenant covenants and agrees that neither this Lease nor the term or estate hereby granted nor any part hereof or thereof will be assigned,, mortgaged, pledged, encumbered, nor sublet or otherwise transferred (herein referred to as "Transfer") and that neither the Demised Premises, nor any part hereof, will be encumbered in any manner without the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. The proposed transferee shall promptly execute, acknowledge and deliver to the Landlord an agreement (in form and substance reasonably satisfactory to the Landlord) whereby transferee shall assume and agree to perform and be bound by all the covenants, agreements, terms and conditions set forth in this Lease on the part of the Tenant to be performed. Tenant and Guarantor, if any, covenants and agrees that notwithstanding such Transfer or acceptance of rent or additional rent by Landlord from any transferee, Tenant and Guarantor shall remain fully liable for the payment of the fixed rent and additional rent due and to become due hereunder and for the performance of all the covenants, agreements, terms and provisions contained in this Lease on the part of the Tenant to be performed, and such Transfer shall expressly so indicate.

         If this Lease be transferred, Landlord may, after default by Tenant, collect rent from the transferee and apply the net amount collected to the rent herein reserved, but no such Transfer or collection shall be deemed a waiver by Landlord of any of Tenant's covenants contained in this paragraph or the acceptance of the transferee as Tenant, or a release of Tenant from further performance by Tenant of the covenants on the part of the Tenant herein contained. Notwithstanding anything hereinbefore contained, in the event that Tenant desires Landlord's consent to a Transfer of the Demised Premises, Tenant, by notice in writing, shall notify Landlord of the name of the proposed transferee, such information as to the proposed transferee's financial responsibility and standing in the community as Landlord may reasonably require and of the covenants, agreements, terms and conditions contained in the proposed Transfer.

         Anything herein contained to the contrary notwithstanding, Landlord may, as a condition to its consent to any transfer, require that the proposed transferee pay to Landlord reasonable expenses, legal fees and disbursements.

         Notwithstanding anything to the contrary contained herein, and after compliance with the previous requirements stated in this Paragraph 17, if Tenant wishes to transfer the Premises, Tenant shall give Landlord written notice of its intention as aforesaid, including any specific information regarding the proposed transferee and Landlord shall have the right upon receipt of such notice to terminate this Lease within thirty (30) days after Landlord's receipt of Tenant's notice. Landlord shall give notice to Tenant of Landlord's election to terminate this Lease, which termination shall become effective upon the date the proposed assignment or sublease would have been effective; and, upon such termination, all of the liabilities of the parties, each to the other, shall cease and terminate except as to covenants, which survive the termination of this Lease. Nothing contained herein shall prohibit Landlord from negotiating directly with the proposed transferee and completing a direct lease therewith. Upon any such event, Tenant shall be responsible for any brokerage commission due for such leasing transaction, if Tenant would have been responsible for brokerage commission pursuant to the proposed sublease.

         Tenant is hereby prohibited from subletting the Premises or assigning this Lease or any part thereof to any existing tenant in the building or tenant who is in negotiations with Landlord for any space within the building. Landlord agrees to notify Tenant of any such conflict within five (5) days of its receipt of Tenant's notice of its intention to sublet or assign pursuant to this Paragraph 17. Notwithstanding anything to the contrary contained herein, the use of the Demised Premises pursuant to any transfer shall be limited to general office use and uses ancillary thereto, but specifically excluding employment agencies, travel agencies, or any other business that Landlord shall reasonably determined to be a high traffic use inappropriate for a first class building.

         PARAGRAPH 18 - DEFAULT.

         A. To the extent permitted by applicable law, this Lease and the term and estate hereby granted are subject to the limitation that whenever Tenant shall make an assignment of the property of Tenant for the benefit of creditors, or any voluntary or involuntary petition for relief shall be filed by or against Tenant under any chapter of the Federal Bankruptcy Code, any bankruptcy or insolvency law, or under the provisions of any law of like import, or whenever a permanent receiver of Tenant or of or for the property of Tenant shall be appointed, then Landlord (a) at any time after receipt of notice of the occurrence of any such event, or (b) if such event occurs without the acquiescence of Tenant, at any time after the event continues for ninety (90) days, may give Tenant a notice of Landlord's intention to end the term of this Lease at the expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period, this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Paragraph 18.

         If, at any time (a) Tenant shall be comprised of two or more persons, or (b) Tenant's obligations under this Lease shall have been guaranteed by any person, or (c) Tenant's interest in this Lease shall have been assigned, the word "Tenant" as used in this Section shall mean any one or more of the person primarily or secondarily liable for Tenant's obligations under this Lease.

         If this Lease shall be assumed or assigned by a trustee pursuant to the provisions of Title 11 of the United States Code ("Bankruptcy Code"), the trustee shall cure any default under this Lease and shall provide such adequate assurance of future performance of this Lease as are provided in Section 365(b)(3) of the Bankruptcy Code. If the trustee does not cure said defaults and provide Adequate Assurances within sixty (60) days after there has been an order for relief pursuant to the Bankruptcy code, this Lease shall be deemed rejected and Landlord shall have no further liability hereunder to Tenant or any person claiming through or under Tenant, and if Tenant or any such person is in possession, Tenant or any such person shall forthwith quit and surrender the Demised Premises to Landlord. If this Lease shall be so canceled or terminated, Landlord, in addition to the other rights and remedies of Landlord under any provision of this Lease or under any statute or rule of law, may retain as liquidated damages any Minimum Rent, Additional Rent or monies received by Landlord from Tenant or others on behalf of Tenant.

         B. If any one or more of the following events (herein sometimes called "events of default") shall happen:

                  (1) if default shall be made in the due and punctual payment of any minimum Rent, or Additional Rent payable under this Lease or any part thereof, when and as the same shall become due and payable, and said default shall continue for ten (10) days after notice from Landlord (2) if default shall be made by Tenant in the performance or compliance with any of the agreements, terms, covenants or conditions in this Lease provided other than those referred to in the foregoing subparagraph B(1) for a period of thirty (30) days after notice from Landlord to Tenant specifying the items in default, or in the case of a default or a contingency which cannot with due diligence be cured within said twenty (20) day period, Tenant fails to proceed within said thirty (30) day period to cure the same and thereafter to prosecute the curing of such default with due diligence (it being intended in connection with a default not susceptible of being cured with due diligence within said thirty (30) day period that the time of Tenant within which to cure the same shall be extended for such period as may be necessary to complete the same with all due diligence); then and in either such event Landlord at any time thereafter, and while any such event of default is continuing, may give written notice to Tenant specifying such event of default or events of default and stating that this Lease and the term hereby demised shall expire and terminate on the date specified in such notice, which shall be at least five (5) days after the giving of such notice, and upon the date specified in such notice this Lease and the term hereby demised and all rights of Tenant under this Lease, including any renewal privileges whether or not exercised, shall expire and terminate, and Tenant shall remain liable as hereinafter provided.

         C. Upon any such expiration or termination of this Lease, Tenant shall quit and surrender the Demised Premises to Landlord, and Landlord, upon or at any such expiration or termination, may without further notice enter upon and reenter the Demised Premises and possess and repossess itself thereof, by force, summary proceeding, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the right to receive all rental income of and from the same.

         D. If this Lease shall be terminated pursuant to this Paragraph 12, or by summary proceedings or otherwise, or if the Demised Premises or any part thereof shall be abandoned by the Tenant, Landlord may in its own name, but as agent for Tenant if this Lease not be terminated, or if this Lease be terminated, in its own behalf, relet the Demised Premises or any part hereof, or said premises, with additional premises for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include concessions or free rent and alterations of the Demised Premises) as Landlord, in its uncontrolled discretion, may determine and may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to relet the Demised Premises or any part thereof, or of any failure to collect any rent due upon such reletting.

         PARAGRAPH 19 - REMEDIES OF LANDLORD.

                  In case of any such default, reentry, expiration and/or dispossess by summary proceedings or otherwise, provided in Paragraph 18 of this
Lease:

                  (a) the Minimum Rent and Additional Rent shall become due thereupon and be paid up to the time of such reentry, dispossess and/or expiration, together with such reasonable expenses as Landlord may incur for legal expenses, attorney's fees, brokerage and/or putting the Demised Premises in good order, or for preparing the same for re-rental;

                  (b) Landlord may re-let the Demised Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord's option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent; and/or

                  (c) Tenant or the legal representative of Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform said tenant's covenants herein contained, any minimum deficiency between;

                           (i) the rent reserved and/or covenanted to be paid
herein; and

                           (ii) the net amount, if any, of the rents collected
on account of the lease or leases of the Demised Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease.

         In computing such liquidated damages, there shall be added to the said deficiency such reasonable expenses as Landlord may incur in connection with the re-letting, such as legal expenses, attorneys fees, brokerage and for keeping the Demised Premises in good order or for preparing the same for reletting and interest on any payments made after the due date computed at fifteen (15%) per annum (but in no event in excess of the maximum rate permitted by law). Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of

Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord at its option may make such reasonable alterations, repairs, replacement and/or decorations in the Demised Premises as Landlord considers advisable and necessary for the purpose of re-letting the Demised Premises; and the making of such alterations shall not operate or be considered to release Tenant from liability hereunder as aforesaid. The inability of Landlord to re-let the Demised Premises or any part hereof shall not release or affect Tenant's liability for damages hereunder nor shall Landlord in any event be liable whatsoever for inability to re-let the Demised Premises. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. No such expiration or termination of this Lease shall relieve Tenant of its liability and obligations under this Lease. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, at law or in equity.

         Notwithstanding anything to the contrary contained within this Paragraph 19, the damages specified within this provision shall not exceed the rent and additional rent otherwise payable through to the earliest cancellation date as specified in the cancellation provision contained in Paragraph 43, plus Fifty Thousand ($50,000.00) Dollars.

         PARAGRAPH 20 - RULES AND REGULATIONS.

         To the extent not inconsistent with this Lease, Tenant and Tenant's servants, employees, agents, visitors and licensees shall observe faithfully, and comply strictly with, such reasonable Rules and Regulations as Landlord and its agents, may, from time to time, adopt that are generally applicable to all tenants. Notice of any rules or regulations shall be given in writing. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant but Landlord shall not be discriminatory in the enforcement of said Rules and Regulations. Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant, its servants, employees, agents, visitors or licensees-

         PARAGRAPH 21 - NO REPRESENTATIONS BY LANDLORD.

         Landlord or Landlord's agents have made no representations or promises with respect to Landlord's Building or the Demised Premises except as herein expressly set forth. Landlord represents that as of the date of execution of this Lease, (i) it has no knowledge of the existence of hazardous or toxic substances stored or maintained at the Building and (ii) the Building does not contain any asbestos.

         PARAGRAPH 22 - QUIET ENJOYMENT.

         Landlord represents and covenants that Landlord has full right, power and authority to enter this Lease for the term herein granted and Landlord covenants and agrees with Tenant that upon the Tenant paying the Minimum Rent and Additional Rent and observing and performing all the terms, covenants and conditions on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises, free from any interference, molestation or acts of Landlord or of anyone claiming by, through or under Landlord or anyone else, subject, nevertheless, to the terms and conditions of this Lease and to any ground lease, underlying leases and mortgages, as of record appears, and all modifications thereof.

         PARAGRAPH 23 - RIGHT TO EXHIBIT PROMISES.

         Landlord reserves the right to enter the Demised Premises and exhibit same at any reasonable time upon reasonable prior notice to Tenant:

         (a) to prospective mortgagees, purchasers and ground lessees; and

         (b) to prospective tenants at any reasonable time within one hundred eighty (180) days before expiration of the terms of this Lease.

         PARAGRAPH 24 - SUBORDINATION.

         A. This Lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases of the real property of which the Demised Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee. In confirmation of such subordination, Tenant shall execute promptly any reasonable certificate that Landlord may request.

         B. Tenant agrees that neither the termination of any ground or underlying lease nor the foreclosure of Landlord's leasehold interest in the Land and Building of which the Demised Premises are a part, or the institution of any suit or proceedings by the Landlord under such ground or underlying lease or by the holder of any such mortgage, shall by operation of law or otherwise result in the cancellation or termination of this Lease or the obligations of Tenant hereunder, and Tenant agrees to attorn and to recognize the landlord under such ground or underlying lease, or the holder of any such mortgage, as the case may be, as Tenant's landlord hereunder in the event that such party shall succeed to Landlord's interest in the Demised Premises provided, however, that said successor in interest shall not be bound by (i) any payment of rent or additional rent for more than one month in advance, except prepayments in the nature of security for the performance by Tenant of Tenant's obligations under this Lease, or (ii) any amendment or modification of this Lease made without the consent of the holder of any such mortgage or such successor in interest.

         No surrender of such ground lease nor merger of all or any part of the fee title of Landlord's Building shall result by operation of law or otherwise in the cancellation or termination of this Lease or the obligations of the Tenant under this Lease, and Tenant covenants and agrees to attorn to the owner from time to time of all or any part of the fee title of Landlord's Building after such surrender or merger.

         PARAGRAPH 25 - SURRENDER OF THE PREMISES.

         Except as otherwise herein provided, at the expiration of the term, Tenant will peacefully yield up to Landlord the Demised Premises, broom clean, in as good order and repair as when delivered to Tenant, damage by fire, casualty, war or insurrection or act upon the part of any governmental authority, ordinary wear and tear, and damage by the elements and repairs that are Landlord's obligation excepted. Except as otherwise provided in this Lease, any property left by Tenant in the Demised Premises shall be deemed abandoned by Tenant and Landlord at Landlords sole option may keep said property or require Tenant at Tenant's expense to promptly remove the same from the Demised Premises.

         PARAGRAPH 26 - BROKERAGE

         Landlord and Tenant warrant and represent to each other that they have not dealt with any realtor, broker or agent in connection with the negotiation of this Lease and agree to indemnify and hold each other harmless from and against any cost, expense or liability (including, but not limited to, costs of suit and reasonable attorney's fees) for any compensation, commission or charges claimed by any other broker with respect to this Lease and the negotiation thereof.

         PARAGRAPH 27 - FORCE MAJEURE.

         Landlord and Tenant, respectively, shall not be in default hereunder, if Landlord, or as the case may be, Tenant, is unable to fulfill or is delayed in fulfilling any of its obligations hereunder, including, without limitation, any obligations to supply any service hereunder, if Landlord, or as the case may be, Tenant, is prevented from fulfilling or is delayed in fulfilling such obligations by reason of fire or other casualty, strikes or labor troubles, governmental preemption in connection with a national emergency, shortage of supplies or materials, or by reason of any rules, or regulation of any governmental authority, or by reason of the condition of supply and demand affected by war or other emergency, of any other cause beyond its reasonable control. Such inability or delay by Landlord or Tenant in fulfilling any of their respective obligations hereunder shall not affect, impair or excuse the other party hereto from the performance of any of the terms, covenants, conditions, limitations, provisions or agreements hereunder on its part to be performed, nor result in any abatement of Minimum Rent or Additional Rent payable hereunder.

         PARAGRAPH 28 - LEASE STATUS.

         Upon request of Landlord, Tenant, within ten (10) days of such request, will execute and deliver to Landlord an instrument prepared by Landlord stating, if the same be true, that this Lease is a true and exact copy of the Lease between the parties hereto, that there are no amendments hereof (or stating what amendments there may be), that the same is then in full force and effect and that, to the best of Tenant's knowledge, there are then no offsets, defenses or counterclaims with respect to the payment of rent reserved hereunder or in the performance of the other terms, covenants and conditions hereof on the part of the Tenant to be performed, and that as of such date no default has been declared hereunder by either party hereto and that the Tenant at the time has no knowledge of any facts or circumstances which it might reasonably believe would give rise to a default by either party.

         PARAGRAPH 29 - HOLDOVER.

         After the expiration of the term of this Lease, if Tenant shall continue in possession thereafter, such possession shall be on a month-to-month basis upon the same terms of this Lease at the same rental paid during the preceding expired term until terminated at the end of a month by either party upon thirty (30) days' advance written notice to the other party.

         PARAGRAPH 30 - NOTICES.

         All notices, demands and requests under this Lease shall be in writing and shall be sent by personal delivery or recognized overnight carrier, postage prepaid, receipt requested, and addressed as follows:

To Tenant:                          Amscan Inc.
                                    2 Macy Road  PO Box 587
                                    Harrison, NY 10528
                                    Attn:  John P. Jordan

To Landlord:                        ACP East LLC
                                    2 Macy Road  PO Box 587
                                    Harrison, NY 10528
                                    Attn:  John P. Jordan

Either party may, by notice given to the other party, designate a new address to which notices, demands and requests shall be sent and, thereafter, any of the foregoing shall be sent to the address most recently designated by such party. Notices, demands and requests which shall be served upon Landlord or Tenant in the manner aforesaid shall be deemed to have been served or given for all purposes under this Lease at the time such notice, demand or request shall be personally delivered or one (1) business day after delivery to overnight carrier.

         PARAGRAPH 31 - ATTORNMENT.

         Tenant shall, if requested by either: (a) a fee or leasehold mortgagee of the Demised Premises; or (b) the landlord under any ground or underlying leases which may nor or hereafter affect the Demised Premises at any time, or in the event any proceedings are brought for the foreclosure or, in the event of exercising of the power of sale under any mortgage made by the Landlord covering the Demised Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the landlord under this Lease.

         PARAGRAPH 32 - ENTIRE AGREEMENT, ETC.

         This Lease and the Riders, if any, and Exhibits attached hereto set forth the entire agreement between the parties. Any prior conversations or writings are merged herein and extinguished. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant, unless same is in writing and signed by both parties. Submission of this Lease for examination does not constitute an option for the Demised Premises and becomes effective as a lease only upon execution and delivery thereof by Landlord and Tenant.

         PARAGRAPH 33 - ASSIGNS.

         The covenants, conditions, and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors and, except as otherwise provided in this Lease, their assigns.

         PARAGRAPH 34 - DEFINITIONS.

         The word Landlord as used in this Lease means only the owner for the time being of Landlord's interest in this Lease. In the event of any assignment of Landlord's interest in this Lease, the assignor in each such case shall no longer be liable for the performance or observance of any agreements or conditions on the part of the Landlord to be performed or observed after the date of such assignment.

         PARAGRAPH 35 - WAIVER OF TRIAL BY JURY.

         Landlord and Tenant shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Demised Premises, any claim of injury or damage and any emergency or any other statutory remedy. Tenant shall not interpose any counterclaim or counterclaims in a summary proceeding or in any action based on non-payment of Minimum Rent or Additional Rent, unless such claim will otherwise be lost to Tenant.

         PARAGRAPH 36 - LATE PAYMENTS.

         If Tenant shall fail to pay within ten days any installment or payment of Minimum Rent or Additional Rent required to be paid hereunder, Tenant shall pay interest thereon at the lesser of fifteen (15) percent per annum, or the maximum legal rate then prevailing (taking into account any and all amounts paid for late payments pursuant to this Lease) from the date on which such installment or payment is due to the date of payment thereof, and such interest shall be deemed to be Additional Rent which shall be paid by Tenant promptly upon being billed therefor.

         PARAGRAPH 37 - EFFECTS OF WAIVERS OF DEFAULT.

         No consent or waiver, express or implied, by Landlord to or of any breach of any term, covenant or condition of this Lease on the part of Tenant shall be construed as a consent or waiver to or of any other breach of the same or any other term, covenant or condition, unless in writing signed by Landlord. The failure of Landlord to insist in any one or more instances upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained shall not be construed as a waiver or relinquishment for the future performance of such one or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission whether of a similar nature or otherwise.

        PARAGRAPH 38 - LANDLORD'S RIGHT TO CURE DEFAULTS.

        Landlord may, but shall not be obligated to cure, at any time, upon ten
(10) days' notice to Tenant, or in the event of an emergency, without notice to Tenant, any default by Tenant under this Leasee and whenever Landlord so elects, all costs and expenses incurred by Landlord in curing a default, including, without limitation, reasonable attorneys' fees and disbursements, shall be paid by Tenant to Landlord on demand, and shall be recoverable as Additional Rent.

         PARAGRAPH 39 - LEGAL PROCEEDINGS.

         Tenant and Landlord hereby agree that any legal proceeding with respect to this Lease may be brought in the State of New York or in the United States District Court for the district in which the property is located as Tenant or Landlord may elect. The parties further agree that the Law of the State of New York will be the prevailing law to be applied with respect to this Lease. Nothing in this paragraph shall affect Landlord's right to commence legal proceedings in other jurisdictions in which assets of Tenant are located for the purpose of enforcing any judgment obtained in any proceeding brought pursuant to this Lease.

         Tenant hereby appoints and authorizes Mr. John P. Jordan, 2 Macy Road, Harrison, NY 10528 for the purpose of accepting service process for any action or proceedings commenced pursuant to the terms of this Lease. Service upon such individual or the Tenant shall be deemed service upon Tenant as if such process was personally served upon the Tenant.

         PARAGRAPH 40 - OPTION TO EXTEND

         A. Provided the lease is still in effect, Tenant shall have and is hereby granted the right and option to extend the term of this lease for an additional five year term at a minimum rent of One Million, Two Hundred Forty Three Thousand, Three Hundred Seven Dollars and 40/100 ($1,243,307.40) payable in monthly installments of One Hundred Three Thousand, Six Hundred Eight Dollars and 95/100 ($103,680.95), and for an additional five year term at a minimum rent of One Million, Four Hundred Twenty Nine Thousand, Eight Hundred Three Dollars and 48/100 ($1,429,803.48), payable in monthly installments of One Hundred Nineteen Thousand, One Hundred Fifty Dollars and 29/100 ($119,150.29).

         B. Notice by Tenant of the exercise of its option must be received by Landlord not later than one hundred twenty ( 120) days prior to the expiration of the then current term or period.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals the day and year first above written.

Signed, sealed and delivered in the presence of:


ACP EAST, LLC

/s/ JOHN ANDERS SVENNINGSEN, PRESIDENT
-----------------------------------------
As to Landlord

AMSCAN INC.

/s/ JOHN ANDERS SVENNINGSEN, PRESIDENT
-----------------------------------------
As to Tenant

AMSCAN                                              TURNER CONSTRUCTION COMPANY
80 GRASSLANDS ROAD                                                JOB #SPD-0189
GREENBURGH, NY                                                        20-DEC-95

                                  DOCUMENT LIST


Document                 Description                   Revision          Date

DRAWINGS:

ARCHITECHURAL DRAWINGS

                     COVER SHEET
         A-00 GENERAL CONDITIONS AND NOTES                               4-Dec-95
         A-01 2ND FLOOR - PARTITION PLAN                                 4-Dec-95
         A-02 2ND FLOOR - REFLECTED CEILING PLAN                         4-Dec-95
         A-03 2ND FLOOR - POWER/SIGNAL PLAN                              4-Dec-95
         A-04 2ND FLOOR - FINISH PLAN                                    4-Dec-95
         A-05 3RD FLOOR - PARTITION PLAN                                 4-Dec-95
         A-06 3RD FLOOR - REFLECTED CEILING PLAN                         4-Dec-95
         A-07 3RD FLOOR - POWER/SIGNAL PLAN                              4-Dec-95
         A-08 3RD FLOOR - FINISH PLAN                                    4-Dec-95
         A-09 DOOR & HARDWARE SCHEDULES                                  4-Dec-95
         A-10 ELEVATIONS                                                 4-Dec-95
         A-11 ELEVATIONS                                                 4-Dec-95
         A-12 ELEVATIONS                                                 4-Dec-95
         A-13 DETAILS                                                    4-Dec-95
         F-01 2ND FLOOR - FURNITURE PLAN                                 4-Dec-95
         F-02 3RD FLOOR - FURNITURE PLAN                                 4-Dec-95

PLUMBING

         P-01 SECOND FLOOR- PLUMBING PLAN                                12-Dec-95
         P-02 THIRD FLOOR - PLUMBING PLAN                                12-Dec-95

FIRE PROTECTION

         FP-1 SECOND FLOOR - FIRE PROTECTION PLAN                        12-Dec-95
         FP-2 THIRD FLOOR - FIRE PROTECTION PLAN                         12-Dec-95

MECHANICAL

         M-01 SECOND FLOOR- HVAC PLAN                                    12-Dec-95
         M-02 THIRD FLOOR - HVAC PLAN                                    12-Dec-95
         M-03 DETAILS, SCHEDULES and SYMBOL LIST                         12-Dec-95

ELECTRICAL

         E-01 SECOND FLOOR - REFLECTED CEILING PLAN                      12-Dec-95
         E-02 SECOND FLOOR - POWER/SIGNAL PLAN                           12-Dec-95
         E-03 THIRD FLOOR - REFLECTED CEILING PLAN                       12-Dec-95
         E-04 THIRD FLOOR - POWER/SIGNAL PLAN                            12-Dec-95
         E-05 ONE LINE RISER and SCHEDULES                               12-Dec-95
         E-06 SECOND FLOOR - FIRE ALARM SYSTEM PLAN                      12-Dec-95
         E-07 THIRD FLOOR - FIRE ALARM SYSTEM PLAN                       12-Dec-95
         E-08 RISER DIAGRAMS                                             12-Dec-95

                                  DOCUMENT LIST

Document                 Description                                 Revision  Date

DRAWINGS:

SPECIFICATIONS:                                                                               Pages

         ARCHITECTURAL SPECIFICATIONS ARE ON THE DRAWINGS

                 SUPPLEMENTARY GENERAL CONDITIONS                                               21
         15000 PLUMBING - GENERAL PROVISIONS                                                    2
         15100 PLUMBING - PIPING                                                                4
         15200 PLUMBING - INSULATION                                                            1
         15300 SPRINKLER SYSTEM                                                                 3
         15500 HVAC - GENERAL PROVISIONS                                                        3
         15600 HVAC - PIPING SYSTEMS                                                            5
         15650 HVAC-AIR DISTRIBUTION                                                            14
         15700 HVAC - INSULATION and NOISE CONTROL                                              2
         15750 HVAC - TERMINAL UNITS                                                            2
         15800 HVAC - AUTOMATIC TEMPERATURE CONTROLS                                            8
         16000 ELECTRICAL - GENERAL PROVISIONS                                                  7
         16001 ELECTRICAL                                                                       12
         16111 RACEWAYS                                                                         9
         16120 WIRE & CABLE                                                                     4
         16140 DEVICES                                                                          4
         16150 METER WIRING and CONTROLS                                                        4
         16160 MOTOR STARTERS                                                                   2
         16200 FIRE DETECTION and ALARM SYSTEM                                                  9
         16400 BUILDING POWER DISTRIBUTION SYSTEM                                               7
         16501 LIGHTING EQUIPMENT                                                               11
         16740 TELEPHONE/DATA (EMPTY CONDUIT SYSTEM)                                            3
         16750 UNINTERRUPTIBLE POWER SYSTEM                                                     14

OTHER DOCUMENTS:

     ADDENDUMS

         1 PERILLO ASSOC'S ELECTRICAL ADDENDUM NO. 1                 4 pages                18-Dec-95

     ARCHITECTURAL SKETCHES

         1 TYPICAL OFFICE DOOR & GLASS FRAME                                                18-Dec-95
         2 SECTION @ GLASS CONFERENCE ROOM WALL                                             18-Dec-95
         3 SCHEMATIC OF ETCHED GLASS                                                        18-Dec-95
         4 FIN TUBE SKETCH                                                                  13-Dec-95

     CPG MEMOS/CORRESPONDENCE

         1 ANSWERS & COMMENTS TO MILLWORK QUESTIONS                                         18-Dec-95

     MANUFACTURER'S CATALOG CUTS

         1 SKYLIGHT
         2 FUME HOOD                                                                        13-Dec-95
                                                                                            13-Dec-95

                               AMENDMENT TO LEASE

WHEREAS: ACP EAST LLC and AMSCAN INC. are the LANDLORD and TENANT, respectively, in a lease (the "LEASE") for the rental of property at 80 GRASSLANDS ROAD, ELMSFORD, NEW YORK 10523, DATED DECEMBER 1, 1995;

WHEREAS: The TERM of the Lease is 15 YEARS, terminating on February 28, 201l with an OPTION TO RENEW until February 28, 2016;

WHEREAS: The parties desire to AMEND THE TERM AND OPTION FOR RENEWAL of the
Lease;

NOW THEREFORE: For good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the undersigned, by their signatures below, agree that THE LEASE IS HEREBY AMENDED AS FOLLOWS:

         The TERM of the Lease is changed to FIVE YEARS.
         The EXPIRATION DATE is changed to FEBRUARY 28, 2001.
         The OPTION TO RENEW is changed to FIVE YEARS AT MARKET RENTAL, with ADDITIONAL OPTIONS TO RENEW AT MARKET RENTAL FOR TWO PERIODS OF FIVE YEARS EACH.

LANDLORD:                                 TENANT:

ACP EAST LLC                              AMSCAN INC.


                                          /s/ JOHN P. JORDAN
----------------------------------        ----------------------------------
John A. Svenningsen, its President        John P. Jordan, its Vice President